Exhibit 99.1

March 16, 2015

Retrophin Announces Proposed Public Offering of 5,100,000 Shares of Common Stock

SAN DIEGO—(BUSINESS WIRE)— Retrophin, Inc. (NASDAQ:RTRX) a biopharmaceutical company focused on the discovery and development of drugs for the treatment of catastrophic diseases that are debilitating and often life-threatening, and for which there are currently limited patient options, today announced that it is offering to sell 5,100,000 shares of its common stock in an underwritten public offering. In connection with this offering, Retrophin expects to grant the underwriters a 30-day option to purchase up to an aggregate of 765,000 additional shares of common stock. All of the shares are being offered by Retrophin. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Retrophin anticipates using the net proceeds from the offering to fund its research and development efforts, acquisitions or investments in additional complementary businesses, products and technologies, and for general corporate purposes, including working capital.

Leerink Partners and Deutsche Bank Securities are acting as joint book-running managers for the offering.

The securities described above are being offered by Retrophin pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on March 13, 2015. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available for free on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to these securities may also be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by email at syndicate@leerink.com, or by phone at (800) 808-7525, or from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005-2836, or at 1-800-503-4611 or prospectus.cpdg@db.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Retrophin’s expectations regarding the completion, timing and size of its proposed public offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with Retrophin’s business and finances in general, and the other risks described in Retrophin’s annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2014 and other filings with the SEC. Retrophin undertakes no obligation to update the statements contained in this press release after the date hereof.

Retrophin, Inc.

Chris Cline, CFA, 646-564-3680

Manager, Investor Relations

IR@retrophin.com

Source: Retrophin, Inc.